UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FOR IMMEDIATE RELEASE

Allergan Comments on Valeant’s Second Quarter 2014 Earnings Results

Valeant Disclosures Continue to be Insufficient, Inconsistent and Lack Supporting Data

Fail to Address Concerns that Valeant’s Business Model is Unsustainable

Irvine, Calif., (August 5, 2014) — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today commented on Valeant Pharmaceuticals International, Inc.’s (“Valeant”) release of its second quarter 2014 earnings results.

Following Valeant’s earnings conference call on July 31, 2014, Allergan’s financial advisors and forensic accountants analyzed Valeant’s reported financial and operating results, identifying numerous inconsistencies and omissions. Further, Valeant’s 46-page July 31 second quarter 2014 investor presentation, while extensive in length, failed to provide investors with sufficient relevant information to gauge the true performance of Valeant’s business or operations.

In Allergan’s view, Valeant’s ongoing failure to provide complete, fully transparent information and relevant supporting data for its performance remains a significant and growing concern among Allergan’s stockholders and the overall investment community. At the same time, there continues to be an overwhelming divergence between Valeant’s reported GAAP and non-GAAP results, additionally highlighting the opaqueness of Valeant’s financial reporting.

Given that a substantial portion of Valeant’s hostile exchange offer for Allergan’s stock consists of Valeant stock, it is crucial that Allergan’s stockholders have all of the information necessary to evaluate the true performance of Valeant’s business, and consequently, Valeant’s equity. To that end, Allergan investors should be aware of the following concerns:

Continued Obfuscation and Inadequate Clarity in Valeant’s Second Quarter 2014 Earnings

—	Valeant failed to provide quantitative price/volume sales analysis and market share statistics for its Bausch & Lomb business.

By its own admission, the Bausch & Lomb business is Valeant’s growth driver and its “blueprint” for acquiring Allergan; however, Valeant’s July 31 second quarter 2014 investor presentation failed to provide quantitative price/volume sales analysis and market share statistics.

On July 18, Valeant announced preliminary second quarter organic growth of 12% for its Bausch & Lomb business, without providing supporting dollar results. However, in its July 31 second quarter 2014 investor presentation, Valeant reported second quarter 2014 revenue of $891 million for its Bausch & Lomb business, which, based on its second quarter 2013 reported revenue of approximately $812 million, reveals actual growth of 9.7%. This means Valeant’s July 31 second quarter 2014 presentation reported growth for its Bausch & Lomb business at a rate that is 230 basis points lower than Valeant’s July 18 reported organic growth. When Valeant was questioned about this significant discrepancy on its second quarter earnings conference call (July 31 Valeant earnings transcript), Valeant indicated that rather than excluding certain products as discontinued operations from their calculation, as has been Valeant’s convention, they assumed consistent quarterly performance for those products.

What should be additionally concerning to Allergan investors is that, after Valeant changed its reporting methodology and made this uncharacteristic adjustment, Valeant made no attempt to disclose the alternative methodology in its investor materials or its Form 10-Q for the period ended June 30, 2014, and did not mention the change until questioned on the earnings conference call, at which point Valeant dismissed the change as (July 31 Valeant earnings transcript) taking “a much more conservative approach.”

—	Valeant provided misleading disclosures regarding sales for its top 20 products

In order to calculate Valeant’s second quarter 2014 year-over-year growth, Allergan investors require the sales figures for the second quarter of 2014 and the second quarter of 2013. Valeant instead provided a less relevant statistic – first half 2014 performance. Allergan believes that transparent disclosure by Valeant on the performance of their top 20 products on a year-over-year and quarter-over-quarter basis is likely to illustrate a fundamentally different story than the one being told by Valeant.

Further, Valeant provided the performance of its top 20 products only as of the second quarter of 2014, which is inherently biased to favor growth and ignores all products that have experienced rapid decline and fallen out of the top 20 in the period being evaluated. The lack of consistent and unbiased disclosure leaves investors without the data necessary to gauge the true performance of Valeant’s top 20 products over time.

Additionally, four of the products highlighted as growing or flat on a year-over-year basis had actually declined sequentially in the second quarter of 2014 versus the first quarter of 2014 (ReNu Multiplus®, Elidel®, Syprine®, Prolensa™).

Finally, Valeant’s market share presentation of its dermatology product Acanya® is misleading and incomplete as it deliberately excludes ACZONE®, a major product in the branded space offered by Allergan. Valeant showed Acanya® as having 89% market share among certain competing products in the branded dermatology channel but excluded from its analysis the dominant product in the space (Allergan’s ACZONE®). When ACZONE®’s market share of 69% is included, Acanya® falls to a 27% market share. Including the full landscape of branded competitive products paints a very different picture about Valeant’s actual market share.

Apparent Inability to Forecast its Own Business

—	Valeant made contradicting statements about the facial injectables business sold to Galderma and its potential impact on guidance

Valeant’s recent decision to sell its filler and toxin assets to Galderma impacted the growth rates Valeant reported for its ongoing business as Valeant removed that rapidly declining business from its portfolio, thereby artificially enhancing its organic growth rate. Allergan believes that the declining performance of those products under Valeant is a striking example of the weaknesses of Valeant’s business model of serial acquisitions, underinvestment and restructurings.

On Valeant’s second quarter 2014 earnings conference call, Mr. Pearson stated (July 31 Valeant earnings transcript), “We recently sold certain facial injectable products to Galderma for approximately $1.4 billion for a gain of over $300 million…Our sales dropped approximately 40% in Q2.” He then (July 31 Valeant earnings transcript) attributed the drop in sales to physicians being “confused as to what products [Valeant] wanted them to buy – our legacy Medicis products or our soon-to-have Allergan products.” Allergan has stated on numerous occasions that it believed the former Medicis products were declining rapidly under Valeant’s ownership and Mr. Pearson’s statements only confirm that Valeant is not capable of successfully managing significant products such as those in Allergan’s portfolio.

In addition, Allergan believes Valeant is masking significant decreases in its earnings within the discontinued facial injectable business. With sales of $104 million in the first half of 2014 ($57 million in the first quarter and $47 million in the second quarter), Valeant noted that it expected revenues for this declining business to somehow grow approximately 130% in the second half of 2014 to $240 million (versus the first half of 2014). Since Valeant should write off second half 2014 revenues as discontinued operations, Allergan believes Valeant inflated this amount to offset other declining assets.

—	Valeant’s revised financial outlook validates Allergan’s belief that growth is declining at Valeant and that its business model is unsustainable

On Valeant’s June 17 conference call, Mr. Pearson stated (June 17 Valeant business update call transcript), “I find it very odd that Allergan continues to suggest that our Q2 and, in particular, our Q3 results will demonstrate weakness. I am very confident that we will meet expectations in Q2 and the rest of the year.” Just six weeks later, however, Valeant lowered its 2014 guidance, implying a double digit decline from the mid-point of the implied second half 2014 guidance and confirming Allergan’s concerns regarding Valeant’s unsustainable business model.

Persistent Structural Questions about Sustainability of Underlying Business Model

—	Price continues to be the main growth driver for Valeant

During Valeant’s second quarter 2014 conference call, Mr. Pearson noted (July 31 Valeant earnings transcript), “In total, these [top 20] products grew 22% year-over-year — year-to-date with approximately 45% of the growth coming from volume, which excludes obviously the declining products such as Zovirax®, which went generic last year.” Therefore, Valeant is admitting, as Allergan has previously stated, that a majority of Valeant’s growth is due to price increases, which are unsustainable over the long term. Allergan also questions why declining products were arbitrarily excluded from this price/volume analysis when they are still part of Valeant’s top 20 products.

Additionally, Bausch & Lomb’s U.S. Rx pharmaceutical products are predominantly tracked by IMS (a widely recognized and independent third party provider of healthcare data) and based on the most recent IMS data (verified by forensic accountants engaged by Allergan), approximately 80% of Bausch & Lomb’s second quarter 2014 U.S. Rx pharmaceutical acquisition dollar growth was due to price growth.

—	Valeant included future acquisitions in its guidance, thereby confirming that Valeant does not have sufficient organic growth and needs to rely on acquisitions

In one of its standalone cases, Valeant’s acquisition guidance assumes ~$5 billion of acquisitions in 2015 and ~$10 billion of acquisitions in 2016. In the combined Allergan and Valeant guidance, Valeant assumes ~$8 billion of acquisitions in 2015 and ~$10 billion of acquisitions in 2016. Given these are hypothetical acquisitions, Allergan and Valeant stakeholders should be highly concerned about the projections made by Valeant in creating its strategic plan. Allergan believes it is impossible to predict contribution from these hypothetical acquisitions because of various and obvious unknowns, including market conditions, company valuations, performance, the interest rate and global geopolitical environments, and the willingness of potential parties to engage in a sale process, among other risk factors.

—	Valeant acknowledged that its artificially low tax-rate is unsustainable in the absence of acquisitions

Valeant management also admitted that without M&A transactions, Valeant’s tax rate will increase, thereby substantiating Allergan’s claims that Valeant’s longer-term tax-rate appears unsustainable and like the rest of the Valeant business, remains highly dependent on successfully executing multiple large transactions.

Continued Misrepresentation and Misunderstanding of Allergan

—	Valeant refuses to update its synergy forecasts for Allergan despite acknowledging that it would support several of Allergan’s initiatives, making it highly unlikely that Valeant will realize its purported $2.7 billion synergy assumption

Allergan believes that Valeant’s stated $2.7 billion synergy estimate is unrealistic and not achievable. Further, Allergan believes that Valeant would only be able to achieve a fraction of its stated SG&A and R&D synergies without destroying Allergan’s near-term and long-term value.

On July 21, 2014, Allergan announced a restructuring plan that will reduce annual expenses by ~$475 million beginning in 2015. Since then, Valeant has reiterated that $2.7 billion in synergies are likely to come from both Valeant’s and Allergan’s expenses. Valeant has created its own set of projections for Allergan, and Allergan believes Valeant may be double counting certain cost cuts already announced by Allergan.

During Valeant’s earnings conference call, Mr. Pearson also incorrectly stated (July 31 Valeant earnings transcript), “A lot of [Allergan’s cost cuts] are coming from customer-facing activities and so like sales forces and some of the marketing programs, those we may actually put back in.” However, Allergan’s restructuring plan will actually preserve 94% of its sales force and the majority of customer-facing activities.

Given the strength of the business, Allergan expects to produce double-digit sales growth and non-GAAP diluted earnings per share compounded annual growth of greater than 20 percent over the next five years.

Alvarez & Marsal and FTI Consulting are acting as Allergan’s financial consultants and forensic accountants.

Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to the Company and Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to the Company.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,700 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and physicians who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding Allergan’s restructuring plan. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC that has been mailed to stockholders of the Company. In addition, the Company has filed a preliminary solicitation statement with the SEC on July 29, 2014, and intends to file a definitive solicitation statement. Any definitive solicitation statement will be mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187. The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

® and ™ are owned by Allergan, Inc. All other products are registered trademarks of their respective companies.

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

The following statement was provided by Allergan, Inc. in response to media inquiries regarding the press release issued by Pershing Square on August 5, 2014:

“Glass Lewis’ recommendation does not change the fact that Valeant’s offer is grossly inadequate, substantially undervalues Allergan, creates significant risks and uncertainties for Allergan stockholders and is not in the best interests of the Company and its stockholders. Glass Lewis made it clear it was not opining on the value or merit of Valeant’s proposal, stating, “We note the current process – as presently framed – does not represent a vote on the merits of any prospective combination transaction or any change to the sitting board; rather investors would only be participating in a process intended to afford them the opportunity to directly express their opinions – positive or negative – on those issues.”

Allergan recognizes that what matters to stockholders is value, and Allergan’s Board of Directors and management team remain focused on delivering significantly more value than Valeant’s proposal.”

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC that has been mailed to stockholders of the Company. In addition, the Company has filed a preliminary solicitation statement with the SEC on July 29, 2014, and intends to file a definitive solicitation statement. Any definitive solicitation statement will be mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187. The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.